Exhibit 10.33

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION VERSION

EXCLUSIVE LICENSE AGREEMENT

between

Vir Biotechnology, Inc.

and

The Rockefeller University

Exhibit A:	Development Plan
Exhibit B:	Licensed Patents
Exhibit C:	Materials
Exhibit D:	[***] Research
Exhibit E:	Option Agreement

i

Exclusive License Agreement

This Exclusive License Agreement (this “Agreement”) is by and between The Rockefeller University, a New York not-for-profit education corporation, with a principal place of business at 1230 York Avenue, New York, NY 10065 (“Rockefeller”, also referred to herein as “Licensor”) and Vir Biotechnology, Inc. a Delaware corporation, with a principal place of business at 499 Illinois Street, Suite 500, San Francisco, CA 94158 (referred to herein as “Licensee”). This Agreement will become effective on July 31, 2018 (the “Effective Date”).

WHEREAS, Licensor has created and owns certain intellectual property relating to [***] for improved effector function and/or enhanced utility as a therapeutic or prophylactic;

WHEREAS, Licensee wishes to obtain from Licensor certain rights to such intellectual property and to develop and commercialize Enhanced Products (as defined below); and

WHEREAS, Licensor has determined that the exploitation of the intellectual property by Licensee subject to the terms and conditions of this Agreement is in the best interest of Licensor, consistent with Licensor’s educational, research, and public health missions and goals.

NOW THEREFORE, in consideration of the above and the mutual rights and obligations contained in this Agreement, and intending to be legally bound, Licensor and Licensee (individually, a “Party”, and together, the “Parties”) agree as follows:

1.	DEFINITIONS

1.1. “Abandoned Patent” shall have the meaning set forth in Section 7.4.

1.2. “Active Pharmaceutical Ingredient” means any substance or mixture of substances intended to be used in the manufacture of a drug (medicinal) product and that, when used in the production of such drug, becomes an active ingredient of the drug product, with such substance intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease or to affect the structure or function of the body.

1.3. “Affiliate” means any Entity that controls, is controlled by, or is under common control with, Licensee, directly or indirectly. For purposes of this definition, “control” and its various forms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity, whether through ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, the Licensee will be deemed to control another Entity if the Licensee owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other securities of the Entity.

1.4. “Antibody Target” means, in the case of the Indication of (a) influenza, [***] and (b) hepatitis B, the [***].

1.5. “Biologics License Application” or “BLA” means an application submitted to a Regulatory Authority in any country to request permission to introduce, or deliver for introduction, a biologic product into interstate commerce including, (a) a Biologics License Agreement or any successor application or procedure filed with the United States Food and Drug Administration pursuant to 21 CFR 601.2, and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.6. “Business Day” means a day other than Saturday, Sunday, or any day indicated by 5 USC Section 6103 to be a legal public holiday. As of the Effective Date such legal public holidays are: the 3rd Monday in January (Martin Luther King Jr. Day); the 3rd Monday in February (Washington’s Birthday); the last Monday in May (Memorial Day); July 4th (Independence Day); the first Monday in September (Labor Day); the 2nd Monday in October (Columbus Day); November 11th (Veterans Day); the 4th Thursday in November (Thanksgiving Day); and December 25th (Christmas Day).

1.7. “Calendar Year” means January 1 through December 31 of a given year.

1.8. ”Combination Product” means any product that comprises an Enhanced Product sold in conjunction with another Active Pharmaceutical Ingredient that is not an Enhanced Product, such combined product priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price.

1.9. “Commercial Sale” means any bona fide transaction with a Third Party for which consideration is received for the sale, use, lease, transfer or other disposition of an Enhanced Product, after Regulatory Approval of such Enhanced Product if required for such transaction, by or on behalf of Licensee, an Affiliate or Sublicensee, and a Commercial Sale qualifies as a Net Sale at the time that Licensee, its Affiliate or Sublicensee invoices, or receives payment for, an Enhanced Product.

1.10. “Commercialization” means any and all activities related to the manufacturing, promotion, distribution, marketing, offering for sale and selling of or otherwise granting rights to a product, including advertising, educating, planning, obtaining, supporting and maintaining pricing and reimbursement approvals and Regulatory Authorizations, managing and responding to adverse events involving the product, pricing, price reporting, marketing, promoting, detailing, storing, handling, shipping, distributing, importing, exporting, using, offering for sale, or selling an Enhanced Product anywhere in the world. Commercialization excludes Development activities. When used as a verb, “Commercialize” means to engage in Commercialization.

1.11. “Commercially Reasonable Efforts” means, with respect to Licensee’s obligations under this Agreement, [***] and other resources [***] necessary, [***], to fulfill Licensees obligations under this Agreement including [***]. Such efforts must be consistent with those that companies of similar size, type, and position have reasonably used in [***] pursuing the research, Development, Manufacturing or Commercialization of a similarly situated compound, product, or service at a similar stage of Development or Commercialization as the applicable Enhanced Product. [***].

1.12. “Confidential Information” shall have the meaning assigned in Section 6.1.

1.13. “Control” or “Controlled” shall mean, with respect to any Patent, other intellectual property right or other intangible property, an Entity’s ownership or the possession (whether by ownership, license or “control” (as defined in the definition of “Affiliate” above) over an Affiliate having possession by ownership or license) of the ability to grant access to, or a license or sublicense to, such Patent, rights or property.

1.14. “Development” means any and all activities related to researching or developing a product or process or service, including preclinical and clinical research, testing and development activities relating to the discovery and/or development of product or process candidates and submission of information and applications to a Regulatory Authority, including toxicology, pharmacology, and other discovery, optimization, and preclinical efforts, test method development and stability testing, manufacturing process development, formulation development, upscaling, validation, delivery system development, quality assurance and quality control development, statistical analysis, Phase I Clinical Studies, Phase II Clinical Studies, Phase III Clinical Studies, other clinical studies (including pre and post Regulatory Approval studies), and activities relating to obtaining Regulatory Approvals, but excluding Commercialization activities. When used as a verb, “Develop” means to engage in Development.

1.15. “Due Diligence Events” shall have the meaning set forth in Section 3.3.

1.16. “Development Plan” means the then-current version of the plan for the Exploitation by Licensee of the Licensed Patents, Technical Information, and Materials attached hereto as Exhibit A, as such plan may be adjusted or updated from time to time (e.g. as contemplated by Section 3.1).

1.17. “Enhanced Product” means any product that is directed to the Antibody Target and is discovered, developed, made for use, used, imported for sale or other use, the Exploitation, Development, Manufacturing or Commercialization of such product, that is (a) covered by a Valid Claim of a Licensed Patent and is developed under a Program, or (b) involves the use or incorporation, in whole or in part, of Materials or Technical Information in performance of a Program.

1.18. “Enhanced Product Data” means data (including clinical data) that is possessed, owned or Controlled by Licensee, its Affiliate, or Sublicensee directly relating to any Enhanced Product and generated after the Effective Date.

1.19. “Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an institution, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.20. “Exploit” means, collectively, to Develop and Commercialize, including to Manufacture, to have Developed, to have Manufactured, to have Commercialized, and otherwise to commercially exploit. “Exploitation” has a correlative meaning.

1.21. “Fair Market Value” means (a) in the case of arm’s length sale of an Enhanced Product, (i) the cash consideration that Licensee, its Affiliate, or Sublicensee has realized from such sale, or (ii) if there have been no such sales or such sales have been insufficient, the cash consideration that Licensee, its Affiliate, or Sublicensee would have realized from an unaffiliated, unrelated buyer in an arm’s length sale of Enhanced Product in the same quantity, under the same terms, and at the same time and place as the sale for which Fair Market Value is being determined; (b) in the case of non-cash consideration received in a sale of an Enhanced Product or in a transaction giving rise to Sublicense Income, the cash value of such consideration; or (c) in the case of determining the portion of proceeds from an issuance of equity to be included in Sublicense Income, the value of the issued equity as then most recently determined under U.S. Internal Revenue Code § 409A for purposes of the Licensee’s equity grants (or, if the class of equity issued has not then been so valued, then a value based on the value of a class of equity that has been so valued, taking into account differences between the rights and preferences of the class of equity issued and those of the class of equity then most recently valued).

1.22. “FDA” means the United States Food and Drug Administration or any successor Entities thereto.

1.23. “Field of Use” means all uses and purposes of Enhanced Products, including the treatment, palliation, diagnosis, or prevention of any Indication in humans or animals.

1.24. “First Commercial Sale” means, on a Jurisdiction-by-Jurisdiction basis, the first time a Commercial Sale is made.

1.25. “Generic Product” means, with respect to a particular Enhanced Product which has received Regulatory Approval, a product (including a “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “similar biological medicinal product,” or “biosimilar product”) sold by a Third Party in the country of sale of such Enhanced Product for the same Indication as such Enhanced Product that (a) (i) in the United States, is “similar” or “interchangeable,” with respect to such Enhanced Product as evaluated by the FDA and (ii) outside the United States, “similar,” “comparable,” “interchangeable,” “bioequivalent,” or “biosimilar” to such Enhanced Product, as determined by an applicable Regulatory Authority, and, for [***] either (y) comprises between [***] or (z) greater than [***]. For clarity, [***].

1.26. “Governmental Authority” means any supranational, national, federal, state, provincial, local or foreign Entity of any nature exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof.

1.27. “Gross Sales” means the gross invoice price charged to a Third Party by Licensee, Affiliates, or Sublicensees, as applicable, for Commercial Sales, prior to any discounts or other list price reductions granted. An Enhanced Product shall be considered sold for purposes of calculating Gross Sales when it is invoiced. In the event Licensee, its Affiliate, or Sublicensee transfers an Enhanced Product to a Third Party in a bona fide arm’s length transaction, for any consideration other than cash, then the Gross Sales price for such Enhanced Product shall be deemed to be the standard invoice price then being invoiced by Licensee, its Affiliate, or Sublicensee, as applicable, in an arm’s length transaction with similar companies. In the absence of such standard invoice price, then the Gross Sales price shall be the Fair Market Value of the Enhanced Product. Notwithstanding anything to the contrary, in the event that Licensee, or an Affiliate or Sublicensee, engages in a bona fide transaction with a Third Party for which consideration is received for the sale, use, lease, transfer or other disposition of an Enhanced Product prior to Regulatory Approval of such Enhanced Product, the amount actually received by Licensee, or such Affiliate or such Sublicensee, from such transaction shall be deemed Gross Sales.

1.28. “Indication” means a separate and distinct diseases in humans or animals, the marketing of an Enhanced Product for the treatment, prevention, diagnosis, monitoring or amelioration of which requires Regulatory Approval not legally satisfied by prior Regulatory Approvals granted (i.e., which required a new Regulatory Approval for such marketing): (a) influenza and (b) hepatitis B.

1.29. “Infringement Action” means any threatened, pending, or ongoing action, claim, litigation, or proceeding (other than oppositions, cancellations, interferences, reissue proceedings, or reexaminations), respecting any Licensed Patent and/or Enhanced Product, whether initiated by or against a Party, an Affiliate or a Sublicensee.

1.30. “Initial Development Plan” means the initial Development Plan for the Exploitation by Licensee of the Licensed Patents, Technical Information, and Materials, attached hereto and incorporated herein as Exhibit A, which is hereby incorporated into and made part of this Agreement. For clarity, the first Development Plan is the Initial Development Plan, to be replaced as contemplated herein.

1.31. “Initiation” means the [***] in a Phase I Clinical Study, Phase II Clinical Study, or Phase III Clinical Study. “Initiate” has a correlative meaning.

1.32. “Investigational New Drug” or “IND” means an application submitted to a Regulatory Authority in any Jurisdiction to initiate human clinical investigations or trials with respect to a product or therapy including (a) an Investigational New Drug application or any successor application or procedure filed with the United States Food and Drug Administration pursuant to 21 C.F.R 312, or any foreign equivalent thereof, and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.33. “Jurisdiction” means a geographic area (e.g. country or region) in which any Enhanced Product is Exploited.

1.34. “Laws” means all active governmental constitutions, laws, statutes, ordinances, treaties, rules, common laws, rulings, regulations, orders, charges, directives, determinations, executive orders, writs, judgments, injunctions, decrees, restrictions or similar legally effective pronouncements of any Governmental Authority.

1.35. “Licensed Patents” means the Patents listed on Exhibit B hereto, which is hereby incorporated into and made part of this Agreement. Notwithstanding the preceding definition, Licensed Patents shall not include [***], except as otherwise agreed in a separate writing executed by the Parties including the rights granted to Licensee pursuant to Section 8.4 of the certain Collaborative Research Agreement by and between The Rockefeller University and Vir Biotechnology, Inc., [***].

1.36. “MAF” shall have the meaning set forth in Section 4.2.

1.37. “Manufacturing” means all activities directed to sourcing of necessary raw materials, producing, processing, packaging, labeling, quality assurance testing, release of an Enhanced Product or Enhanced Product candidate, whether for Development or Commercialization. When used as a verb, “Manufacture” means to engage in Manufacturing.

1.38. “Materials” means the tangible physical material, if any, delivered to Licensee hereunder, as set forth in Exhibit C hereto, which is hereby incorporated into and made part of this Agreement, and any progeny, derivatives, or improvements thereof developed by Licensee, Affiliates, or Sublicensees.

1.39. “Net Sales” means all Gross Sales of Enhanced Product less the total of the following: deductions to the extent included in the amount invoiced or received by Licensee, Affiliates or Sublicensees with respect to sale of an Enhanced Product: [***].

Sales or other transfers of Enhanced Products between Licensee and Affiliates or Sublicensees shall be excluded from the computation of Net Sales (and therefore no payments will be payable to Licensor on such sales or transfers) except where such Affiliates or Sublicensees are end users or consumers of Enhanced Products in which event, notwithstanding anything herein to the contrary, Enhanced Product transfers to such Affiliates and Sublicensees shall be included in Net Sales. For avoidance of doubt, the transfer of an Enhanced Product by Licensee, and Affiliates or Sublicensee to a Third Party in a bona fide arm’s length transaction, for any consideration other than cash, then the Net Sales price for such Enhanced Product shall be deemed to be the standard invoice price then being invoiced by Licensee, Affiliates or Sublicensees in an arm’s length transaction with similar companies. In the absence of such standard invoice price, then the Net Sales price shall be the Fair Market Value of the Enhanced Product. Components of Net Sales shall be determined (e.g. if such transfer is of a Combination Product), as permissible under this Section 1.39.

[***]

Amounts shall be determined from the books and records of Licensee and, if applicable, Affiliates and Sublicensees, in the ordinary course of business maintained in accordance with Generally Accepted Accounting Principles (GAAP), consistently applied.

For the avoidance of doubt, disposal of any Enhanced Product without charge for use in any clinical trials, as free samples, or under compassionate use, patient assistance, named patient or test marketing programs or non-registrational studies or other similar programs or studies where Enhanced Product is supplied or delivered without charge, shall not result in any Net Sales, provided that such uses do not result in monetary compensation to Licensee in excess of the cost of goods. No Enhanced Product donated by Licensee, Affiliates or Sublicensees to non-profit institutions or government agencies for a non-commercial purpose shall result in any Net Sales.

If Licensee, an Affiliate or a Sublicensee sells, leases or otherwise Commercializes any Enhanced Product at a reduced fee or price for the purpose of promoting other products, goods or services or for the purpose of facilitating the sale, license or lease of other products, goods or services, then notwithstanding anything herein to the contrary, Licensor shall be entitled to payments under Article 4 based upon the Fair Market Value of the Enhanced Product.

In the event an Enhanced Product is sold as a Combination Product, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the weighted (by sales volume) average sale price of the Enhanced Product if sold by Licensee, Affiliates or Sublicensees separately in finished form in a particular Jurisdiction and B is the weighted average sale price of the other Active Pharmaceutical Ingredient(s) included in the Combination Product if sold by Licensee, Affiliates or Sublicensees separately in finished form in such Jurisdiction. If no separate sales of such Enhanced Product or such other Active Pharmaceutical Ingredient(s) were made by Licensee, Affiliates or Sublicensees in a Jurisdiction, Licensee, in good faith, shall determine a reasonable adjustment to Net Sales in such Jurisdiction that takes into account the contribution to the Combination Product of, and all other factors reasonably relevant to, the relative value of, such Enhanced Product, on the one hand, and such other Active Pharmaceutical Ingredient(s), collectively, on the other hand, and shall notify Licensor of such determination in writing, providing Licensor with Licensee’s basis for such determination. If Licensor, in good faith, does not agree with such determination, Licensor, [***] after receiving such written notice from Licensee, shall provide written notice to Licensee of such disagreement, including a detailed description of the basis of such disagreement. The Parties shall confer to resolve any such disagreement within a [***] and, in the event that Parties fail to reach agreement, the Parties shall follow the process pursuant to Section 14.10.

1.40. “Patents” means (a) the United States and foreign patents and/or patent applications listed on Exhibit B hereto; (b) any and all foreign patent applications, foreign patents or related foreign patent documents that claim priority to the United States patents and/or United States patent applications set forth in (a); (c) any and all patents issuing from the foregoing; (d) any and all claims of continuation-in-part applications that claim priority to such United States patent applications, and such claims in any patents issuing from such continuation-in-part applications, but only where such claims are directed to inventions disclosed in the manner provided in the first paragraph of USC § 112; and (e) any and all divisionals, continuations, reissues, re-examinations, renewals, substitutions, and extensions of the foregoing.

1.41. “Phase I Clinical Study” means a human clinical study conducted on a limited number of study subjects for the purpose of gaining evidence of the safety and tolerability of, and information regarding potential pharmacological and biological activity for, a product or technology, as described in 21 C.F.R. § 312.21(a), including any such clinical study in any country other than the United States.

1.42. “Phase II Clinical Study” means a human clinical study for which a primary endpoint is a preliminary determination of efficacy in patients with the disease being studied, as described in 21 C.F.R. § 312.21(b), including any such clinical study in any country other than the United States.

1.43. “Phase III Clinical Study” means a human clinical study, whether controlled or uncontrolled, that is performed after preliminary evidence suggesting effectiveness of a product or technology has been obtained, and is intended to demonstrate or confirm the therapeutic benefit of such product or technology and to gather the additional information about effectiveness and safety that is needed to evaluate its overall benefit-risk relationship and to provide an adequate basis for prescriber labeling and marketing authorization, as described in 21 C.F.R. § 312.21(c), including any such clinical study in any country other than the United States.

1.44. “POC Efficacy Data” means data, information, or other evidence obtained as a result of a Phase II Clinical Study providing efficacy information demonstrating proof of concept in such study. POC Efficacy Data is deemed as achieved or completed as of the earliest date a final report of locked data, information, and other evidence becomes available to Licensee, Affiliates, or Sublicensees.

1.45. “Program” means the activities with respect to the Antibody Targets in accordance with Exhibit A. For clarity, there are two (2) Programs that are the subject of this Agreement: (a) the Hepatitis B Virus Program and (b) the Influenza Program.

1.46. “Prosecution” means the filing, preparation, prosecution (including any interferences, reissue proceedings, reexaminations, and oppositions), extension, term adjustment, and maintenance of Licensed Patents. When used as a verb, “Prosecute” means to engage in Prosecution.

1.47. “Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1 of each Calendar Year; provided, however, that as it relates to the Commercial Sale of Enhanced Products, the first Quarter shall be comprised of the time period beginning on the date of First Commercial Sale and ending at the end of the Quarter during which such First Commercial Sale occurs. “Quarterly” means once during each Quarter.

1.48. “Quarterly Reports” shall have the meaning assigned in Section 5.2.

1.49. “Regulatory Approval” means, with respect to a country or other Jurisdiction, all approvals, licenses, clearances, marks, registrations, authorizations certificates, exemptions, consents, franchises, concessions, notices or other like item of or issued by any Governmental Authority, from the relevant Governmental Authority necessary or useful to commercially distribute, sell or market an Enhanced Product in such country or other applicable Jurisdiction (including any applicable pricing and governmental reimbursement approvals to market and sell a product in such Jurisdiction).

1.50. “Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval for, and responsible for the regulation of, the Enhanced Product in any Jurisdiction, including the United States Food and Drug Administration, European Medicines Agency, and any corresponding Governmental Authority.

1.51. “Regulatory Exclusivity” means periods of data exclusivity or marketing exclusivity, including supplementary protection certificates, pediatric exclusivity periods and other periods of exclusivity, approved or accepted by a Regulatory Authority that provide exclusivity for the Enhanced Product in the country of sale.

1.52. “Royalty Term” means, on an Enhanced Product-by-Enhanced Product and Jurisdiction-by-Jurisdiction basis, the period from the First Commercial Sale of such Enhanced Product in such Jurisdiction until the later of: (a) expiration of the last Valid Claim of a Licensed Patent covering such Enhanced Product in such Jurisdiction; (b) expiration of all Regulatory Exclusivity; or (c) twelve (12) years after First Commercial Sale of such Enhanced Product in such Jurisdiction.

1.53. “Sublicense Income” means consideration Licensee receives, directly or indirectly, from any Sublicensee in consideration of a Sublicense of any of the rights granted to Licensee under this Agreement (including any option or contingent right to obtain a Sublicense), that is not an earned royalty that a portion of which will be payable to Licensor as provided in Section 4.5, including any fixed fee, option fee, license fee, maintenance fee, milestone payment, unearned portion of any minimum royalty payment, the premium on an equity investment (such “premium” being (a) if Licensee is not a publicly traded issuer, the portion of the price per share paid by a Sublicensee for such equity investment that is in excess over the highest price per share in the most recent previous equity financing of Licensee or (b) if Licensee is a publicly traded issuer, the portion of the price per share paid by a Sublicensee for such equity investment that is in excess over the [***]), joint marketing fee, intellectual property cross license, settlement agreement, and any other property, or consideration given to Licensee in exchange for rights granted to Licensee under this Agreement, regardless of how Licensee and Sublicensee characterize such consideration. Notwithstanding anything to the contrary, Sublicense Income shall not include [***]. Sublicense Income shall not include any reasonable and documented amounts received by Licensee as reimbursement of costs and expenses incurred by Licensee in prosecution and/or maintenance of Patents.

1.54. “Sublicensee” means any Third Party that enters into an agreement or arrangement with Licensee, or receives from Licensee a license grant or option for a license grant under the Licensed Patents, Technical Information, or Materials, to exercise any of the rights granted to Licensee by Licensor hereunder (such agreement, arrangement, license, or amendments thereto herein referred to as a “Sublicense”), including to Manufacture, have Manufactured, Develop, have Developed, Commercialize, have Commercialized, or otherwise Exploit an Enhanced Product, subject to the then-current applicable article, item, service, technology, and technical data-specific requirements of the U.S. export Laws.

1.55. “Technical Information” means any and all technical, scientific and other information, knowledge, technology, methods, processes, practices, formulae, assays, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, software, computer software or programs, assembly procedures, specifications, data and/or results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, preclinical, clinical, safety, manufacturing, or quality control data, including study designs and protocols) relating [***], in all cases whether or not confidential, proprietary, patented, patentable, existing in written or electronic form developed in the laboratory of one or more named inventors of the Licensed Patents prior to the Effective Date of this Agreement. For clarity, Technical Information includes all information within Licensed Patents that is not a Valid Claim.

1.56. “Technology” means, collectively, Licensed Patents, Technical Information, and Materials.

1.57. “Term” means the term of this Agreement which will commence on the Effective Date and expire upon the expiration of the last Royalty Term for the last Enhanced Product, unless terminated earlier pursuant to Article 12.

1.58. “Territory” means worldwide.

1.59. “Third Party” means any Entity other than a Party or Affiliates.

1.60. “Valid Claim” means (a) an unexpired claim of an issued Patent within the Licensed Patents that has not been ruled unpatentable, invalid or unenforceable by a final and unappealable decision of a court or other competent authority in the subject Jurisdiction; or (b) a pending claim of a Patent application within the Licensed Patents; provided that, on a Jurisdiction-by-Jurisdiction basis, a patent application or subject matter of a claim thereof pending for more than [***] shall not be considered to be a Valid Claim for purposes of this Agreement unless and until a Patent with respect to such application issues with such claim at which time such claim shall be a Valid Claim in accordance with subsection (a) of this Section 1.60.

2.	LICENSE GRANT

2.1. Exclusive License.

(a) Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee a royalty-bearing exclusive (except as described in Section 2.4, Retained Rights) license, with the right to grant Sublicenses, under the Licensed Patents solely to Exploit any and all Enhanced Products in the Field of Use throughout the Territory. Any exclusive license granted herein is subject to Licensor’s reservation of rights under Section 2.4.

(b) In addition, Licensor hereby grants to Licensee the right to exercise the rights as described in Exhibit E within [***] after the date of written notification to Licensee by Licensor.

2.2. Non-Exclusive License. Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee a royalty-bearing non-exclusive license, with respect to the Antibody Targets, with the right to grant Sublicenses, to use the Technical Information and Materials, to Exploit any and all Enhanced Products in the Field of Use throughout the Territory.

2.3. Sublicensing. Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee the right to grant Sublicenses, provided that:

(a) Any and all such Sublicenses shall:

i. obligate the Sublicensee to abide by and be subject to substantially the same terms, conditions, and limitations of this Agreement as applicable to Licensee, except that Licensee has the right to change any fees, payments, and royalty rates, due to Licensee by Sublicensee; provided however, that no such terms decrease or delay any consideration due to Licensor;

ii. permit the Sublicensee to grant further layers of sublicenses;

iii. cause the Sublicensee to comply with the relevant provisions of this Agreement to the same extent as Licensee is required to comply and include a provision providing for the termination of the Sublicense;

iv. provide that, in the event of any material inconsistency between the Sublicense and the relevant provisions of this Agreement, except that Licensee has the right to change any fees, payments, and royalty rates, due to Licensee by Sublicensee; provided however, that no such terms decrease or delay any consideration due to Licensor, this Agreement shall control; and

v. be written in the English language.

(b) If Licensee enters into any agreement, arrangement, or license purporting to grant rights to any Licensed Patents, Materials, or Technical Information, that does not comport with the requirements of this Section 2.3, or is materially inconsistent with the terms and conditions of this Agreement, [***]. Licensee has the right to change any fees, payments, and royalty rates, due to Licensee by Sublicensee; provided however, that no such terms decrease or delay any consideration due to Licensor.

(c) Licensee shall provide to Licensor a [***] executed copy of each and every Sublicense not later than [***] after the effective date of such Sublicense.

(d) Licensee hereby agrees to remain fully liable under this Agreement to Licensor for the performance or non-performance under this Agreement. Licensee shall [***], ensuring Sublicensees’ performance in accordance with the terms of this Agreement and the relevant Sublicense. No such Sublicense shall relieve Licensee of its obligations hereunder to exercise Commercially Reasonable Efforts, directly or through a Sublicensee, to Develop and Commercialize Enhanced Products, nor relieve Licensee of its obligations to pay Licensor any and all license fees, royalties and other payments due under the Agreement.

2.4. Retained Rights. The grants provided hereunder are subject to rights retained by Licensor to:

(a) use, and permit other non-profit Entities to use, the Licensed Patents with respect to [***], in either case, only for non-commercial purposes;

(b) use, and allow all Entities to use, the Licensed Patents, other than with respect to [***], for any purpose, including educational and research purposes;

(c) use, and allow other Entities to use, the Licensed Patents for the purposes of certain research being conducted by [***] as described in Exhibit D, provided that such research, other than research conducted under the Collaborative Research Agreement by and between The Rockefeller University and Vir Biotechnology, Inc., [***], is not with respect [***]; and

(d) use, and permit other Entities to use, the Technical Information and Materials for all purposes.

[***]. Notwithstanding anything to the contrary, the retained rights described in this Section 2.4 shall not include any right or license to use, for any purpose, (i) any intellectual property owned or otherwise controlled by Licensee, (ii) any Materials that are derivatives or improvements developed by Licensee, Affiliates or Sublicensees, or (ii) any other materials derived or obtained, from materials delivered to Licensor or to [***] by Licensee under the terms of the Collaborative Research Agreement by and between The Rockefeller University and Vir Biotechnology, Inc., [***].

2.5. Government Rights. All rights and licenses granted by Licensor to Licensee under this Agreement are subject to (a) any limitations imposed by the terms of any grant, contract or cooperative agreement by any Governmental Authority applicable to the technology that is the subject of this Agreement, and (b) applicable requirements of 35 U.S.C. § 200 et seq., as amended, and implementing regulations and policies. Without limitation of the foregoing, Licensee agrees that, to the extent required under 35 U.S.C. § 204, any Enhanced Product used, sold, distributed, rented or leased by Licensee, Affiliates, or Sublicensees in the United States will be Manufactured substantially in the United States. In addition, Licensee agrees that, to the extent required by Law including under 35 U.S.C. § 202(c)(4), the United States government is granted a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any Licensed Patent throughout the world.

2.6. No Implied Licenses. Except as expressly provided under this Article 2, no right or license is granted under this Agreement (expressly or by implication or estoppel) by Licensor to Licensee, Affiliates, or Sublicensees under any tangible or intellectual property, materials, Patent, trademark, copyright, technical information, data, or other proprietary right.

3.	DUE DILIGENCE

3.1. Development Plan. The Initial Development Plan as attached hereto has been agreed upon by the Parties. With respect to annual updates to the Development Plan following the Effective Date, Licensee shall deliver to Licensor an annual updated Development Plan in accordance with Section 5.4, which shall set forth in reasonable detail the planned Development activities for at least the upcoming [***], as well as the anticipated timeline, [***], and the budget for such activities. Such updated Development Plan shall be certified by Licensee and must be acceptable to Licensor, and acceptance shall not be unreasonably conditioned, withheld, or delayed. Such updated Development Plan shall be deemed acceptable if no written notice to the contrary is provided to Licensee by Licensor within [***] after Licensor’s receipt, and in each such instance the proposed Development Plan shall replace the prior Development Plan and become incorporated into and made part of this Agreement. Should Licensor deem Licensee’s updated Development Plan lacking sufficient detail to [***], then Licensor shall so notify Licensee in writing within such [***] after receipt of such updated Development Plan, specifically pointing to deficiencies and/or posing specific questions to Licensee that, if addressed or answered, would satisfy Licensor’s objection to the updated Development Plan. Licensee shall, in good faith, address thoroughly and fully such matters and provide a response to Licensor within [***] after receipt of Licensor’s written notice. Provided the response from Licensee is a bona fide attempt to address every point or question raised by Licensor, then Licensee’s response shall automatically be deemed an acceptable updated Development Plan, shall replace the prior Development Plan and shall become incorporated into and made a part of this Agreement. Notwithstanding the foregoing, the mechanism of “automatic” acceptance through this process shall not be deemed as Licensor’s acceptance that [***], but solely that Licensee has fulfilled its obligation to provide a Development Plan on an annual basis.

3.2. Commercially Reasonable Efforts. Throughout the Term, Licensee shall use Commercially Reasonable Efforts to Develop and Commercialize the Enhanced Products in the Field and Territory [***].

3.3. Due Diligence Events. Licensee (or Affiliates or Sublicensees) shall perform at least the following obligations as part of its Commercially Reasonable Efforts to Develop and Commercialize the Enhanced Products required under this Article 3, (each below, a “Due Diligence Event”):

(a) Perform the activities set forth in the applicable Development Plan.

(b) With respect to Enhanced Products resulting from the Influenza Program:

[***]

(c) With respect to Enhanced Products resulting from the HBV Program:

[***]

3.4. Failure to Achieve Due Diligence Events. Failure to exercise Commercially Reasonable Efforts to achieve the above Due Diligence Events shall [***]. It is agreed and understood that in the event Licensee fails to achieve the Due Diligence Events set forth in Section 3.3 above and has not used Commercially Reasonable Efforts to do so, then Licensor may exercise any and all remedies available at law or otherwise. If, despite use of Commercially Reasonable Efforts, Licensee is unable to achieve the Due Diligence Events set forth in Section 3.3 above, then Licensor shall provide Licensee written notice thereof and meet with Licensee to discuss in good faith a revision of the Due Diligence Events, such revision, if agreed to by Licensor, to be memorialized by written amendment to this Agreement not more than [***] after Licensor’s receipt of such written notice. In addition, if Licensee reasonably anticipates that, despite Commercially Reasonable Efforts, Licensee will not achieve a Due Diligence Event under Section 3.3 and notifies Licensor in writing [***] in advance of such anticipated failure, such notice to include (i) supporting evidence for Commercially Reasonable Efforts by Licensee, (ii) a reason for the anticipated failure, and (iii) a proposal for a revision of the timelines in Section 3.3(b), then Licensor and Licensee shall meet to discuss in good faith a revision of the Due Diligence Events, such revision, should an agreement regarding revision in timelines be reached and acceptable to both Parties, shall be memorialized by written amendment to this Agreement [***] after such meeting. [***].

4.	FEES, ROYALTIES, MILESTONES, AND PAYMENTS

4.1. License Grant Fee. As partial consideration for the license and other rights granted under this Agreement, Licensee, within [***] after the Effective Date, shall pay to Licensor a non-refundable, non-creditable license grant fee of Three Hundred Thousand US Dollars ($300,000). Notwithstanding anything to the contrary in Section 12.2(a), if Licensee fails to deliver said fee to Licensor within [***] following the Effective Date, Licensor may [***].

4.2. Minimum Annual Fees. As additional consideration for the license and other rights granted under this Agreement, Licensee shall pay to Licensor an annual non-refundable, non-creditable (except as otherwise provided in Section 4.3) license maintenance fee (“MAF”), payable no later than [***] following anniversary of the Effective Date through the expiration of the Royalty Term, according to the following schedule:

YEAR	ANNUAL FEE

[***] Anniversary of the Effective Date	[***]

[***] Anniversary of the Effective Date	[***]

[***] and every subsequent Anniversary of the Effective Date through the end of the Royalty Term	[***]

4.3. Payments under Section 4.2. The payments under Section 4.2 are nonrefundable. However, beginning with payment of the first MAF following First Commercial Sale in any Jurisdiction, the minimum annual fees paid pursuant to Section 4.2 shall be creditable to royalties subsequently due on Net Sales [***]following any such payment. Any annual MAF payment [***].

4.4. Milestone Payments. As additional consideration for the license and other rights granted under this Agreement, with respect to each Enhanced Product, Licensee shall make the following non-creditable milestone payments to Licensor within [***] after the occurrence of each of the following events, with a written notice to Licensor as to which Milestone Event has been achieved and whether Licensee, an Affiliate, or a Sublicensee achieves such an event:

[***]

The milestones set forth in this Section 4.4 are successive and not creditable against any other obligations of Licensee. If a particular Enhanced Product is not required to undergo the event associated with a particular milestone for an Enhanced Product (“Skipped Milestone”), such Skipped Milestone will be deemed to have been achieved upon the occurrence of the next successive milestone that is achieved with respect to such Enhanced Product (“Achieved Milestone”). Payment of any Skipped Milestone that is owed in accordance with the provisions of this paragraph shall be due within [***] after the occurrence of the Achieved Milestone.

4.5. Commercial Success Fee. As additional consideration for the license and other rights granted under this Agreement, during the Royalty Term, Licensee shall pay to Licensor a one-time payment of [***] within [***] after the close of the first Calendar Year in which Net Sales of the Enhanced Product(s) (i.e. one Enhanced Product, or more than one Enhanced Product, if Net Sales are considered in the aggregate) in such Calendar Year [***]. Such payment shall only be due and payable once, regardless of how many years Net Sales reach or exceed such threshold.

4.6. Running Royalties. As additional consideration for the license and other rights granted under this Agreement, during the Royalty Term, Licensee shall pay to Licensor the annual percentage of Net Sales of an Enhanced Product-by-Enhanced Product. The running royalty rates will be calculated on Net Sales for the applicable Calendar Year in the Territory. For all Net Sales of an Enhanced Product:

[***]

4.7. Reductions to Royalty Rates. On an Enhanced Product-by-Enhanced Product and Jurisdiction-by-Jurisdiction basis, the permissible reductions in royalty percentages in Section 4.6 , whether individually, in the aggregate, or in any combination with the permitted reductions under Section 4.8 or Section 7.2, will not reduce the royalty percentage due to Licensor below [***].

4.8. Stacking Provisions. In the event that it is [***] for Licensee to enter into one or more royalty-bearing license agreement(s) with one or more Third Parties in order to sell an Enhanced Product [***], Licensee may offset the [***] payable to Licensor [***]; provided that [***] under such agreement with a Third Party. In no instance shall the deduction under this Section 4.8 (or in combination with any or all of the permitted reductions under Section 4.6 or credit to royalties in accordance with Section 7.2) reduce royalties due to Licenser on each Enhanced Product be reduced [***].

4.9. Compulsory License. With respect to each Enhanced Product, if any Jurisdiction within the Territory requires a bona fide compulsory license pursuant to (a) requirements promulgated under the Agreement on Trade-Related Aspects of Intellectual Property Rights, or (b) valid laws within such Jurisdiction for any Enhanced Product, then, for the duration of such compulsory license, then Licensee shall pay to Licensor [***] from such Entity requiring the compulsory license.

4.10. Sublicense Fees. In accordance with this Section 4.10, within [***] after Licensee’s receipt of any Sublicense Income, Licensee shall submit to Licensor written notice describing the triggering event, the gross amount of Sublicense Income received, any applicable fees, credits or deductions, and the net amount of Sublicense Income payable to Licensor. Licensee shall pay to Licensor a percentage of all Sublicense Income within [***] after receipt of such Sublicense Income. All consideration received by Licensee from any Sublicensee shall be fully auditable by Licensor pursuant to the audit right in Section 5.8. Any non-cash consideration, including equity in other companies, received by Licensee from any Sublicensee will be valued at its Fair Market Value as of the date of receipt by Licensee for purposes of calculating Sublicense Income.

The percentage of consideration of Sublicense Income paid to Licensor by Licensee shall be:

[***]

5.	REPORTS AND PAYMENTS

5.1. Reporting of First Commercial Sale. In addition to the Quarterly Reports required under Section 5.2, Licensee shall provide a written report to Licensor setting forth the date of First Commercial Sale of each Enhanced Product in each Jurisdiction [***] after the occurrence thereof.

5.2. Quarterly Report. Within [***] after the Quarter in which any First Commercial Sale occurs, and within [***] after each Quarter during the term of this Agreement thereafter, Licensee shall provide Licensor a written report for such Quarter (each such report, a “Quarterly Report”). Each Quarterly Report shall include the following:

(a) Gross Sales of each Enhanced Product in each Jurisdiction;

(b) Net Sales of each Enhanced Product in each Jurisdiction based on such Gross Sales, [***];

(c) royalty payments due to Licensor pursuant to Article 4 for each Enhanced Product in each Jurisdiction;

(d) [***], all Sublicense Income received by Licensee [***] and amounts due to Licensor pursuant to Section 4.9; and

(e) milestone payments due to Licensor corresponding to achievement of milestone events, as set forth in Section 4.4.

5.3. Certification. Each Quarterly Report shall be certified as true and correct by an officer of Licensee and be reasonably acceptable to Licensor. With each Quarterly Report submitted, Licensee shall pay to Licensor the royalties and fees due and payable to Licensor under this Agreement, to the extent not already paid pursuant to Article 4. If no royalties or fees are due and payable, Licensee shall so report. Licensee’s failure to timely submit to Licensor [***]. Licensee will continue to deliver payment and Quarterly Reports to Licensor after the termination or expiration of this Agreement with respect to any Quarter during which this Agreement remained in effect and until such time as all Enhanced Product(s) permitted to be sold after termination have been sold or destroyed, in accordance with Section 13.3.

5.4. Updated Development Plan and Annual Progress Report. On each anniversary of the Effective Date while any Enhanced Product is under Development, Licensee shall submit to Licensor an updated Development Plan, in accordance with Section 3.1. On the same date, Licensee shall further submit a written report describing Licensee’s (and Affiliate’s and/or Sublicensee’ s, as applicable) progress regarding: (a) Development of at least one (1) Enhanced Product per Program; (b) meeting and achieving the Due Diligence Events specified in Section 3.3; (c) preparing, filing, and obtaining and maintaining of any Regulatory Approvals; (an “Annual Progress Report”). For clarity, SEC other regulatory filings, marketing authorizations, and/or press releases shall not be sufficient to satisfy the requirements of this Section 5.4.

5.5. Payment and Currency. All amounts referred to in this Agreement are expressed in United States of America dollars (“U.S. Dollars”) and Licensee shall make all payments due to Licensor in U.S. Dollars in accordance with the terms and conditions of this Agreement, without deduction of exchange, collection, wiring fees, bank fees, or any other charges. Each payment will reference [***]. All payments to Licensor will be made by wire transfer or check payable to The Rockefeller University and sent to:

[***]

5.6. Currency Exchange[***]. In the event that Commercial Sales of an Enhanced Product are made in a currency other than U.S. Dollars, Licensee shall use the conversion rate published in the Wall Street Journal or any successor thereto for the last day of the Quarter for which a royalty payment on Net Sales is due to Licensor or, if the last day is not a Business Day, the last preceding Business Day. [***].

5.7. Late Payments. In the event that any payment due to Licensor is not received by Licensor when due hereunder, Licensee shall pay to Licensor interest charges that will accrue until such payment is paid, such interest rate to equal [***] above the U.S. prime rate reported in the Wall Street Journal or any successor on the date such payment was due to Licensor or, if less, the maximum allowed by Law, calculated on the number of days such payment is overdue.

5.8. Records and Audit Rights. Licensee shall keep, and cause Affiliates and Sublicensees to keep, complete, true and accurate records and books containing all particulars that may be necessary for the purpose of showing the amounts due to Licensor hereunder. Copies of all records and books of Licensee and Affiliates, and copies of all records and books of Sublicensees available to Licensee, shall be kept at Licensee’s principal place of business. Such records and books for each Quarter shall be maintained for at least [***] after the Calendar Year for which the applicable report was submitted to Licensor. Such records and books shall be available for inspection by Licensor, or contractors or agents of Licensor reasonably acceptable to Licensee, as set forth below, for a term of [***] following the end of the Calendar Year for which the applicable report was submitted for the purpose of verifying the accuracy of Licensee’s payment obligations under the terms of this Agreement. Such access will be available to Licensor, or contractors or agents of Licensor reasonably acceptable to Licensee, upon not less than [***] written notice to Licensee and not more often than once in any Calendar Year during the Term and not more often than once after the expiration or termination of this Agreement. Should such inspection lead to the discovery of [***] underpayment to Licensor, Licensee agrees to pay the cost of such inspection, not including administrative costs of Licensor. Whenever Licensee or any Affiliate has records and books audited by an independent certified public accountant with respect to any Quarter for which payments are due to Licensor hereunder, Licensee, within [***] after Licensee’s receipt of a final report of such audit, shall provide Licensor with a written statement, certified by said independent certified public accountant, of the accuracy of payments paid by Licensee to Licensor as determined from such records and books and, if an underpayment is revealed by such audit, Licensee shall pay to Licensor any amount due to Licensor including, if applicable, interest on such underpayment in accordance with Section 5.7.

6.	CONFIDENTIALITY; PUBLICITY; USE OF NAME

6.1. “Confidential Information” means any and all information of a Party (the “Disclosing Party”), or such information of such Party’s Affiliates or of Third Parties provided on behalf of such Party to the other Party (“Receiving Party”), that is disclosed in tangible form marked as “confidential” upon disclosure or, if disclosed in oral or other intangible form, is identified as confidential at the time of disclosure and summarized in a writing that is marked as “confidential” and provided to the Receiving Party within [***] after the intangible disclosure. Notwithstanding the foregoing, Confidential Information shall not include information that the Receiving Party can demonstrate by written and/or electronic records: (a) is available to the public at the time of disclosure hereunder or, after disclosure, becomes a part of the public domain by publication or otherwise, through no breach by the Receiving Party; (b) is already properly possessed by the Receiving Party prior to receipt from the Disclosing Party; (c) was received by the Receiving Party without obligation of confidentiality or limitation on use from a Third Party who had the lawful right to disclose such information; or (d) was independently developed by or for the Receiving Party by any person or persons who had no knowledge or benefit of the Disclosing Party’s Confidential Information, where the written or electronic records demonstrating such exception were created contemporaneously with such independent development.

6.2. Confidentiality. The Receiving Party shall maintain in confidence and not disclose to any Third Party any of Disclosing Party’s Confidential Information, using the same degree of care it uses to protect its own confidential information of a similar nature but in no event using less than a reasonable degree of care. The Receiving Party will use Disclosing Party’s Confidential Information solely as required to undertake its rights and obligations under this Agreement (the “Purpose”) during the Term and upon expiration of the Royalty Term, as further described in Section 12.1. For clarity, except as provided for herein, the Purpose expressly excludes any use of Disclosing Party’s Confidential Information for initiation or pursuit of any proceeding to challenge the patentability, validity, or enforceability of any patent application or issued patent (or any portion thereof) that is owned or Controlled by Disclosing Party (including, e.g., via pre-issuance submissions, post grant review, or inter partes review). Any such excluded use is hereby deemed a breach of this Agreement. The Receiving Party will ensure that its employees, independent contractors, Affiliates, and Sublicensees (“Recipient Individuals”) who have access to Disclosing Party’s Confidential Information are informed of all the obligations attaching to such Confidential Information in advance of being given access to it, and are required to comply with such Receiving Party’s obligations under this Agreement. Receiving Party shall be fully responsible to Disclosing Party for compliance by its Recipient Individuals. If such Recipient Individual is not an employee of a Party hereto, then Recipient will enter into a legally binding confidentiality agreement with such Recipient Individual with provisions at least as strict as the confidentiality obligations and use restrictions herein, prior to disclosing Disclosing Party’s Confidential Information to such Recipient Individual, and Receiving Party will be fully responsible to Disclosing Party for compliance with such obligations and restrictions by such Recipient Individual. The Receiving Party’s obligations of confidentiality and non-use restrictions as set forth in this Article 6 shall remain in effect for a period of [***].

6.3. Authorized Disclosures. Notwithstanding Section 6.2, the Receiving Party may disclose Disclosing Party’s Confidential Information to the limited extent reasonably necessary in the following instances:

(a) Prosecution of Patents;

(b) filings with Regulatory Authorities;

(c) prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation; and

(d) compliance with Law including any court order and other governmental authority with jurisdiction; provided that the Receiving Party (i) promptly provides the Disclosing Party, to the extent legally permissible, with written notice of such disclosure, (ii) uses no less than reasonable efforts to obtain confidential treatment of such Disclosing Party’s Confidential Information, and (iii) cooperates, at the Disclosing Party’s written request and expense, with the Disclosing Party’s legal efforts to prevent or limit the scope of such required disclosure. The Receiving Party shall in all other respects continue to hold such Confidential Information as confidential and subject to all obligations of this Article 6.

If any Confidential Information is disclosed in accordance with this Section 6.4, such disclosure shall not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information other than by breach of this Agreement.

6.4. Each Party agrees to treat the terms and conditions of this Agreement as the Confidential Information of the other Party, provided however that in addition to the above exceptions, Licensee shall be free to disclose any of the terms of this Agreement (a) to the extent that Licensee is advised by counsel that it is required to do so by the regulations or rules of any relevant stock exchange, (b) to actual or prospective Sublicensees, (c) to its accountants, attorneys and other professional advisors or (d) in connection with a financing, merger, consolidation, acquisition or a permitted assignment of this Agreement; provided that (i) in the case of any disclosure under clause (b), (c), or (d) above, the recipient(s) are obligated to keep such terms of this Agreement confidential to the same extent as Licensee (said Licensee being fully responsible to Licensor for such recipients’ compliance), and (ii) in the case of disclosure under clause (a), such disclosure shall be in accordance with Section 6.3.

6.5. Publicity. The Parties may issue a press release only upon mutual written agreement and, if so, will cooperate to determine the timing and content of such press release.

6.6. Use of Either Party’s Name. Neither Party, including such Party’s employees and agents, may use the name, logo, seal, trademark, or service mark of the other Party or any affiliate, school, organization, or, any employee, faculty member, student, officer, director, trustee, or other representative of such other Party (or any adaptation of any of the foregoing) without the prior written consent of such first Party, which consent will be granted or denied at the sole discretion of such first Party.

7.	PATENT PROSECUTION AND REIMBURSEMENT

7.1. Patent Prosecution. [***] shall control the Prosecution of Licensed Patents and the selection of patent counsel. All documents prepared by such patent counsel shall be provided to [***] for review and comment prior to filing not less than [***] prior to the deadline for submission to the applicable patent office. [***] will consider any comments from [***] in good faith; provided, however, that [***] shall have final authority regarding all Prosecution decisions. All Licensed Patents existing as of the Effective Date will be in [***] name, and [***] and in every case shall retain the right to make the final decision with respect to any Prosecution matter. Subject to Section 7.2, Licensee shall pay, [***], all expenses for Prosecution of the Licensed Patents. Licensee agrees to receive such invoices directly from Licensor and, subject to the terms of Section 7.2, Licensee shall pay such invoices to Licensor.

7.2. Patent Reimbursement. Within thirty (30) days after the Effective Date, Licensee will reimburse Licensor for all accrued attorneys’ fees, expenses, official fees and all other charges accrued and unreimbursed prior to the Effective Date regarding the Prosecution of the Licensed Patents, such total amount as of the [***]. In addition to such accrued and unreimbursed patent expenses, Licensee shall reimburse Licensor, within [***] after invoice, for all ongoing expenses with respect to the Licensed Patents after the Effective Date; provided, however, that if Licensor enters into any agreement whereby Licensor grants any right or interest to a Third Party with respect to the Licensed Patents, as of the effective date of such agreement with such Third Party, any and all costs and expenses for Prosecuting the Licensed Patents, including attorneys’ fees, shall be pro-rated among Licensee and all such Third Parties so that such costs and expenses are shared equally by such parties. Any amount previously paid by Licensee to Licensor prior to the effective date of any such Third Party agreement in excess of Licensee’s retrospective pro-rated share shall be credited against any future payment due by Licensee to Licensor whether such payment is due pursuant to Section 4.2, 4.4, 4.5, 4.6, 4.9 or 4.10; provided, however, that such reductions as applied to payments under Section 4.6 shall be applied in accordance with Sections 4.7 and 4.8.

7.3. Patent Extension. Licensee shall, within [***] after a triggering event, notify Licensor of any Regulatory Approval for any Enhanced Product for which an application for Patent term extension may be based, including with respect to any third party product, or any other event in any Jurisdiction that would enable Licensor or Licensee, as appropriate, to apply for Patent term extension or other regulatory or marketing exclusivity or extension thereof in any Jurisdiction. The Parties agree to cooperate fully with each other to provide any information or documentation necessary to support an application for Patent term extension or other regulatory or marketing exclusivity.

7.4. Abandonment. Licensee shall have the right to discontinue its obligation to pay for Prosecution of any particular Licensed Patent hereunder in any particular Jurisdiction (“Abandoned Patent”). Upon exercise of such right, Licensee shall provide written notice thereof to Licensor. Upon receipt of such notice by Licensor, [***]; provided, however, that [***]. If any Licensed Patent becomes an Abandoned Patent hereunder, any license granted by Licensor to Licensee hereunder with respect to such Abandoned Patent will terminate as of the date [***] after receipt by Licensor of Licensee’s written notice of abandonment, and Licensee will have no rights whatsoever to Exploit such Abandoned Patent thereafter. For clarity, Licensor will then be free, without further notice or obligation to Licensee, to dispose of such Abandoned Patent in any manner.

8.	INFRINGEMENT

8.1. Notice. In the event that either Party becomes aware of any suspected infringement of any Licensed Patent or of any Infringement Action, in either case with respect to an Enhanced Product, such Party shall promptly notify the other Party thereof. Licensee and Licensor will consult each other in a timely manner concerning any appropriate response to such suspected infringement or such Infringement Action.

8.2. Procedure.

(a) As between the Parties, Licensee will have the first right to pursue any Infringement Action against an infringing third party at its own expense. The Parties shall enter into a joint litigation and defense agreement. Each Party shall execute all necessary and proper documents and take all other appropriate actions to allow the other Party to institute and prosecute the action. If, within [***] after becoming aware of any suspected infringement or Infringement Action, Licensee elects to initiate, defend, or otherwise resolve such Infringement Action, Licensee shall have final authority regarding all such activities. If, within [***] after becoming aware of any suspected infringement or Infringement Action, Licensee elects not to initiate, defend, or otherwise resolve such Infringement Action, then Licensor shall have the right, but not the obligation, to initiate, control, pursue and/or defend such Infringement Action, at Licensor’s own expense, and [***].

(b) The Party controlling any Infringement Action shall use reasonable efforts to: (i) inform the other Party of the status of such Infringement Action on a regular basis or as requested by the Party without primary control of the Infringement Action; (ii) provide to the other Party copies of any documents relating to the Infringement Action promptly upon receipt from any Third Party and/or, if practicable, prior to filing such documents; (iii) consult with the other Party regarding the advisability of any contemplated course of action; and (iv) consider any comments from the other Party in good faith, claim construction, or defense of the validity or enforceability of any claim in the involved Patents related to an Enhanced Product. The Party without primary control of an Infringement Action shall cooperate, at controlling Party’s expense, with the Party controlling such Infringement Action, including joining the Infringement Action if necessary or desirable.

(c) Notwithstanding anything to the contrary, neither Party may enter into a settlement of any Infringement Action that (i) restricts the scope, (ii) adversely affects the enforceability of, (iii) grants a license to, (iv) covenants not to sue, or (v) any other settlement action that adversely effects the value of this Agreement or any Patents related to an Enhanced Product, or includes admission of fault or wrongdoing on behalf of the other Party, without the prior written consent of such other Party. For clarity, if the settlement of any Infringement Action includes granting a Sublicense, Licensee shall pay to Licensor royalties on any Net Sales by such Sublicensee and a percentage of Sublicense Income, if applicable.

8.3. Recoveries.

(a) Any recovery obtained by Licensee under Section 8.2(a) as a result of an Infringement Action shall be applied in the following order of priority: (i) first, to reimburse the Parties for all litigation costs (including attorneys’ fees) incurred in connection with such proceeding and not otherwise recovered; and (ii) second, the remainder of the recovery shall be allocated as follows: (A) any amount [***].

(b) Any recovery obtained by Licensor under Section 8.2(a) as a result of an Infringement Action, by settlement or otherwise, shall be applied in the following order of priority: (i) first, to reimburse the Parties for all litigation costs (including attorneys’ fees) incurred in connection with such proceeding and not otherwise recovered; and (ii) second, the remainder of the recovery shall be [***].

9.	DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITIES

9.1. DISCLAIMER OF WARRANTIES. THE LICENSED PATENTS, MATERIALS, TECHNICAL INFORMATION, AND ANY OTHER TECHNOLOGY OR INFORMATION PROVIDED OR LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES,

EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, SCOPE, NON-INFRINGEMENT OR TITLE WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.2, LICENSEE MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY EFFORTS TO DEVELOP OR COMMERCIALIZE ANY ENHANCED PRODUCT.

9.2. DISCLAIMER OF LIABILITIES. LICENSOR WILL NOT BE LIABLE TO LICENSEE, ITS SUCCESSORS OR ASSIGNS, OR TO ANY THIRD PARTY WITH RESPECT TO ANY CLAIM ARISING FROM OR ATTRIBUTABLE TO USE BY LICENSEE, AFFILIATES, OR SUBLICENSEES OF THE LICENSED PATENTS, MATERIALS, TECHNICAL INFORMATION, OR ANY OTHER TECHNOLOGY OR INFORMATION PROVIDED OR LICENSED UNDER THIS AGREEMENT, OR ARISING FROM THE DEVELOPMENT, COMMERCIALIZATION, TESTING, MANUFACTURE, USE OR SALE OF ENHANCED PRODUCTS, OR FOR LOST PROFITS, BUSINESS INTERRUPTION, INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR OTHER DAMAGES OF ANY KIND.

9.3. LIMITATION OF LIABILITIES. EXCEPT FOR A BREACH OF ARTICLE 6, OR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER ARTICLE 10, OR FOR THE NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS). LICENSOR WILL NOT BE LIABLE TO LICENSEE, ITS SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM ARISING FROM LICENSEE’S USE OF THE LICENSED PATENTS, MATERIALS, TECHNICAL INFORMATION, OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARISING FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE OR SALE OF ENHANCED PRODUCTS; OR FOR LOST PROFITS, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, EXCEPT TO THE EXTENT ARISING FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LICENSOR.

10.	INDEMNIFICATION

10.1. Indemnification. To the extent permitted by applicable Laws, Licensee will indemnify, hold harmless, and defend Licensor, and its trustees, officers, faculty, agents, employees and students (each, an “Indemnified Party”) from and against any and all Third Party claims, actions, liabilities, losses, damages, judgments, costs or expenses suffered or incurred by the Indemnified Parties, including attorneys’ fees and related costs (collectively, “Liabilities”), arising out of or resulting from:

(a) the exercise of any license granted under this Agreement, whether by Licensee, Affiliates, Sublicensees, assignees, vendors or associated Third Parties;

(b) the enforcement of this Article 10 by any Indemnified Party; and/or

(c) any act, error, or omission of Licensee, Affiliates, or Sublicensees, or any of the officers, directors, employees or agents of any of the foregoing, with respect to its obligations hereunder or with respect to applicable law or regulation;

except, in any such case, to the extent such Liabilities are reasonably attributable to any Indemnified Party having committed an act or acts of negligence, recklessness or willful misconduct.

Liabilities under this Section 10.1 include Liabilities arising in connection with: (a) the use by a Third Party of an Enhanced Product that was Developed, Manufactured or Commercialized by Licensee, Sublicensees, assignees, vendors or Third Parties; (b) a claim by a Third Party that [***]; (c) clinical trials or studies conducted by or on behalf of Licensee, Affiliates, Sublicensees, assignees, vendors or associated Third Parties relating to the Licensed Patents, Materials, Technical Information, or Enhanced Products, such as claims by or on behalf of a human subject of any such trial or study; or (d) a failure to perform under this Agreement by Licensee, Affiliates or any Sublicense in material compliance with all applicable Laws; except, in any such case, to the extent such Liabilities are reasonably attributable to any Indemnified Party having committed an act or acts of negligence, recklessness or willful misconduct.

10.2. Other Provisions. Licensee will not settle or compromise any claim or action giving rise to Liabilities in any manner that imposes any restrictions on obligations on Licensor or grants any rights to the Licensed Patents or the Enhanced Products without Licensor’s prior written consent. If Licensee fails or declines to assume the defense of any claim or action within [***] after notice of the claim or action, then Licensor may assume the defense of such claim or action for the account and at the risk of Licensee, and any Liabilities related to such claim or action will be deemed a liability of Licensee. The indemnification rights of the Indemnified Parties under this Article 10 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.

11.	INSURANCE

11.1. Coverages. Licensee will procure and maintain insurance policies for the following coverages with respect to personal injury, bodily injury, property damage and contractual liability arising out of Licensee’s performance under this Agreement as follows: (a) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of [***] combined single limit per occurrence and in the aggregate (b) prior to the commencement of clinical trials involving Enhanced Products, clinical trials coverage in a minimum amount of [***] combined single limit per occurrence and in the aggregate; and (c) prior to the sale of the first Enhanced Product, product liability coverage, in a minimum amount of [***] combined single limit per occurrence and in the aggregate. Licensor may review periodically the adequacy of the minimum amounts of insurance for each type of coverage required by this Article 11. The required minimum amounts of insurance do not constitute a limitation on Licensee’s liability or indemnification obligations to Licensor under this Agreement.

11.2 Other Requirements. Any policies of insurance required by Section 11.1 will be issued by an insurance carrier with an A.M. Best rating of “A” or better and will name Licensor as an additional insured, on a primary and non-contributory basis, with respect to Licensee’s performance under this Agreement.. Licensee will provide Licensor with insurance certificates evidencing the required coverage within [***] after the commencement of each policy period and any renewal periods. Each certificate will provide that the insurance carrier will notify licensor in writing at least [***] prior to the cancellation or material change in coverage.

12.	TERM AND TERMINATION

12.1. Expiration of Royalty Term. Upon expiration of the Royalty Term with respect to an Enhanced Product in any Jurisdiction and payment in full of all amounts owed hereunder with respect to such Enhanced Product in such Jurisdiction, Licensee will have a non-exclusive, fully paid up, perpetual license for such Enhanced Product in such Jurisdiction.

12.2. Termination by Licensor.

(a) For Cause. Licensor may give written notice of default to Licensee, if Licensee breaches any obligation, covenant, condition, or undertaking of this Agreement to be performed by Licensee hereunder, such written notice to describe such breach in sufficient detail to permit Licensee to cure such breach (if capable of cure). If Licensee should fail to cure such default within ninety (90) days after such notice(if capable of cure), this Agreement, and all of the rights, privileges, and license granted hereunder, shall terminate at the end of such ninety (90) days; provided, however, that if such alleged termination for breach is disputed by Licensee, the termination shall not be effective unless and until the Parties have not resolved such matter by either (i) alliance managers or business development representatives or (ii) Executive Officers, as set forth in Section 14.10..

(b) Termination for Bankruptcy. To the extent permitted under applicable Laws, Licensor may immediately terminate this Agreement by providing written notice to Licensee if Licensee experiences an Event of Bankruptcy. For purposes of this provision, the term “Event of Bankruptcy” means, with respect to Licensee: (i) filing by such Party in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Licensee or of its assets; (ii) Licensee being served with an involuntary petition against Licensee, filed in any insolvency proceeding, where such petition has not been dismissed within [***]; (iii) Licensee proposing or being a party to any dissolution or liquidation of Licensee; or (iv) Licensee making a general assignment for the benefit of creditors.

(c) Cessation of Business. If Licensee shall cease to carry on its business with respect to the rights granted in this Agreement, this Agreement shall terminate upon written notice by Licensor.

(d) Challenge of Patents. Nothing herein shall be construed as preventing Licensee, its Affiliates, or Sublicensees, from challenging the validity or enforceability of the Licensed Patent at any time. In the event that Licensee, or an Affiliate, or a Sublicensee, or a Third Party on behalf of any of the foregoing, shall challenge the validity or enforceability of any of the Licensed Patents in any forum through any means, Licensor shall have the right, but not the obligation, in addition to any other remedy Licensor may have available at law and/or in equity, to terminate this Agreement upon providing written notice of the same to Licensee, [***].

12.3. Termination by Licensee. Licensee may terminate this Agreement, in whole or in part, at any time, with or without cause, by giving written notice thereof to Licensor, such termination shall be effective sixty (60) days after such written notice. Effective upon such termination, except as otherwise set forth in Article 13, all of Licensee’s rights and obligations associated herewith shall cease.

13.	EFFECT OF EXPIRATION AND TERMINATION

13.1. Continuing Obligations of Licensee. Expiration or termination of this Agreement shall not relieve Licensee of any obligation accrued hereunder prior to the effective date of such expiration or such termination, or rescind or give rise to any right to rescind any payments made or other consideration given to Licensor hereunder prior to the effective date of such expiration or such termination; nor shall such expiration or such termination affect in any manner any rights of Licensor arising under this Agreement prior to the date of such expiration or such termination.

13.2. Survival of Terms. The following provisions shall survive the expiration or termination of this Agreement: Articles 1 (Definitions), 4 (Fees, Royalties, Milestones, and Payments), 6 (Confidentiality; Publicity; Use of Name), 9 (Disclaimer of Warranties; Limitation of Liabilities), 10 (Indemnification), 11 (Insurance), 13 (Effect of Termination), and Article 14 (Additional Provisions), and Sections 2.6 (Implied Licenses), 5.2 (Quarterly Report), 5.3 (Certification), 5.5 (Payment and Currency), 5.6 (Currency Exchange; Taxes), and 5.8 (Records and Audit Rights).

13.3. Enhanced Product on Hand. Upon expiration or termination of this Agreement by either Party (except termination for cause pursuant to Section 12.2(a)), Licensee shall provide Licensor with a written inventory of all Enhanced Products in process of Manufacture, in use, or in stock. Licensee may dispose of any such Enhanced Product within the [***] period following the effective date of such expiration or termination; provided, however, that Licensee shall pay royalties and render reports to Licensor thereon in the manner specified Articles 4 and 5 herein as if this Agreement were still in full force and effect.

13.4. Enhanced Product Data. Licensee, at Licensor’s cost and expense, shall transfer to Licensor a copy of all non-clinical and clinical data relating to the Enhanced Product [***]. Licensee shall grant, and hereby grants, to Licensor a non-exclusive, [***], worldwide, perpetual, [***] license, [***], with respect to such non-clinical and clinical data in all fields of use and for all purposes; provided, however, that such grant shall not include rights under Patents Controlled by Licensee. Licensee, at Licensor’s cost and expense, shall take actions and execute documents as may be necessary to effect the transfer of such data, and the grant of such rights, to Licensor hereunder.

14.	ADDITIONAL PROVISIONS

14.1. Independent Contractors. The Parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the Parties. At no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.

14.2. Compliance with Laws. Licensee must comply with all prevailing Laws that apply to its activities or obligations under this Agreement. For example, Licensee will comply with applicable United States export Laws. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of the agency. Licensor does not represent that no license is required, or that, if required, the license will issue.

14.3. Marking. Company agrees that packaging containing Enhanced Products manufactured and sold under the terms of this Agreement will be marked with the number of the applicable Patent(s) within the Licensed Patents, or otherwise make reference to such Patent(s) in, for example, a product patent database, in conformance with the patent laws and other laws of the country of manufacture or sale. Any Sublicense shall impose obligations on the Sublicensee substantially similar to those imposed in this Section 14.3.

14.4. Modification, Waiver and Remedies. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each Party. Any waiver must be express and in writing. No waiver by either Party of a breach by the other Party will constitute a waiver of any different or succeeding breach. Unless otherwise specified, all remedies are cumulative.

14.5. Assignment. This Agreement, and rights granted hereunder, may not be assigned or otherwise transferred by Licensee without the express consent of Licensor; provided that no such consent shall be required for assignment or transfer to a Third Party by reason of merger or consolidation or sale of all or substantially all of the business of Licensee relating to the subject matter of this Agreement, whether by merger, sale of stock, sale of assets, operation of law or otherwise. Licensee shall notify Licensor of any such permitted assignment or transfer within [***] after such occurrence. Any permitted Third Party assignee or transferee of Licensee that has assumed all of Licensee’s obligations hereunder in writing shall be deemed, as of the effective date of such assignment or transfer, a party to this Agreement as though named herein in substitution for Licensee, whereupon Licensee shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. Any purported assignment and/or transfer by Licensee in contravention of this Section 14.5 be null and void and of no effect. No assignment or transfer shall relieve Licensee, or its successor, of responsibility for the performance of any accrued obligations that exist as of the effective date of such assignment or transfer.

14.6. Notices. Except as otherwise expressly set forth herein, any notice or other required communication under this Agreement (each, a “Notice”) must be in writing, addressed to the Party’s respective Notice Address, and delivered personally or by globally recognized express delivery service, charges prepaid. A Notice will be deemed delivered and received: (a) in the case of personal delivery, on the date of such delivery; and (b) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems. The “Notice Address” of each Party is as follows:

if to Licensor, to:

[***]

and a copy of legal notices only to further include:

[***]

if to Licensee, to:

[***]

and a copy to:

[***]

14.7. Severability and Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by Law to the Parties’ original intent.

14.8. Headings and Counterparts. The headings of the articles and sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, and execution signatures may be exchanged electronically including by facsimile or as scanned e-mail attachments, and signatures so exchanged shall be considered as original for all purposes and taken together will constitute one and the same instrument.

14.9. Governing Law. This Agreement will be governed in accordance with the Laws of the State of New York, without giving effect to the conflict of law provisions of any jurisdiction.

14.10. Dispute Resolution. Except as set forth in Section 12.2(d) if a dispute arises between the Parties concerning any right or duty under this Agreement, alliance managers or business development representatives of the Parties will confer, as soon as practicable, but no more than [***] after the Parties become aware of such dispute, in an attempt to resolve the dispute amicably. If unable to resolve the dispute amicably by such process the Parties will refer such issue for resolution to the [***] of Licensee and the [***] of Licensor or his/her designee (collectively, the “Executive Officers”). The Executive Officers shall meet promptly to discuss the matter submitted and to determine a resolution. If the Executive Officers are unable to resolve the dispute within [***] after it is referred to them, then the Parties may pursue all other rights and remedies available to them under this Agreement, and [***].

14.11. Integration. This Agreement, together with all attached Exhibits, and the certain Collaborative Research Agreement by and between The Rockefeller University and Vir Biotechnology, Inc., [***], contains the entire agreement between the Parties with respect to the Licensed Patents, Materials, and Technical Information, and supersedes all other oral or written representations, statements, or agreements with respect to such subject matter, including the term sheet exchanged prior to this Agreement.

14.12. Force Majeure. Neither Party will be responsible for nonperformance caused by forces beyond the reasonable control of such Party, including fire, explosion, natural disaster, war (whether declared or not), act of terrorism, strike, or riot, provided that the nonperforming Party uses reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed, and notifies the other Party of such cause as promptly as is reasonably practical given the circumstances.

14.13. Certain Conventions. Any reference in this Agreement to an Article, Section, clause, paragraph, clause or Exhibit shall be deemed to be a reference to an Article, Section, clause, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) all definitions set forth herein shall be deemed applicable whether the words defined are used herein with initial capital letters in the singular or the plural, (b) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (c) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (d) any reference herein to any Party shall be construed to include the Party’s successors and assigns, (e) the word

“notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (f) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging) and without condition or delay, (g) references to any specific Law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor Law, rule or regulation thereof, (h) words of any gender include each other gender, (j) words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation,” “inter alia” or words of similar import, and (j) unless “Business Days” is specified, “days” shall mean “calendar days.” In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

14.14. Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

14.15. Counterparts. This Agreement may be executed in counterparts with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

VIR BIOTECHNOLOGY, INC.:		THE ROCKEFELLER UNIVERSITY:

BY:	/s/ Jay Parrish	BY:	/s/ Timothy O’Connor
NAME:	Jay Parrish	NAME:	Timothy O’Connor
TITLE:	CBO	TITLE:	EVP

CONFIDENTIAL AND PROPRIETARY VIR INFORMATION

Exhibit A: Development Plan

[***]

CONFIDENTIAL AND PROPRIETARY VIR INFORMATION

[***]

Exhibit B: Licensed Patents

[***]

Exhibit C: Materials

[***]

Exhibit D: [***] Research

[***].

Exhibit E: Option Rights

[***]